Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

CGL Logistics Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share to be sold by the registrant	457(o)	2,875,000	(1)(2)	$4.00	$11,500,000.00	$138.10 per $1,000,000	$1,588.10

Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts						$11,500,000.00		$1,588.10
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$1,588.10

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional Ordinary Shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2) (3)

Includes 375,000 Ordinary Shares which the underwriters have the option to purchase to cover over-allotments.

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.